Exhibit 10.5

Hungarian Telephone and Cable Corp.

Board of Director Compensation

Board Service

2,000 shares of stock vesting after one-year term

$10,000 retainer payable in quarterly installments

$1,000 per in person meeting

$500 per telephone meeting

Audit Committee Service - Chairman

$10,000 retainer payable in quarterly installments

Audit Committee Service - Chairman and Non-Chairmen

$1,000 per in person meeting

$500 per telephone meeting